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                                                                    Exhibit 2.3


                            NON-COMPETITION AGREEMENT


         THIS NON-COMPETITION AGREEMENT (the "Agreement") is made this 22nd day of December 1999 (the "Closing Date"), by and between ____________________ (the "Employee"), and The TriZetto Group, Inc., a Delaware corporation ("TriZetto or the "Company"), with reference to the following:

         A. The Company provides Internet-enabled application services and business portals for the healthcare industry within all of the states of the United States of America and the District of Columbia (the "Business"). The Company has four wholly-owned subsidiaries, Croghan & Associates, Inc., a Colorado corporation, Margolis Health Enterprises, Inc., a California corporation, Creative Business Solutions, Inc., a Texas corporation, and Novalis Corporation, a Delaware corporation, which also engage in the Business. The five entities, along with Merger Sub (as defined below), are hereinafter referred to collectively as "TriZetto."

         B. The Company, Finserv Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), Finserv Health Care Systems, Inc., a New York corporation ("Finserv"), and the shareholders of Finserv have entered into an Agreement and Plan of Merger dated December 22, 1999 (the "Merger Agreement"), pursuant to which the Merger Sub shall be merged with and into Finserv (the "Merger"), with Finserv to be the surviving corporation of the Merger.

         C. It is a condition precedent to the obligations of the Company under the Merger Agreement that Employee enter into a Non-Competition Agreement in the form of this Agreement with the Company, including the covenant not to compete contained herein, and Employee understands and acknowledges that this Agreement is a material inducement to the Company upon which it is relying in consummating the transactions contemplated by the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, warranties and representations contained herein, the parties hereby agree as follows:

         1. Except as provided hereafter, Employee covenants that during Employee's employment with the Company, and for a period of an additional two consecutive years commencing on the later to occur of (a) the date of termination of Employee's employment with the Company, and (b) the second anniversary of the date hereof, Employee shall not directly, or indirectly through one or more other persons or entities, engage in, or have any financial or other interests (whether as a principal, partner, shareholder, director, officer, agent, employee, consultant or otherwise) in or provide assistance, to any person, firm, corporation or business that engages in, any activity which is the same as, similar to, or competitive with the Business in, from, at or into
(a) any of the states of the United States of America or the District of Columbia, or (b) any of the countries, territories or areas of the world. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent or otherwise limit Employee from holding, for investment purposes only, no more than 2% of any class of equity securities of a company engaged in activities that are competitive with the Business if such class of equity securities is traded on a national securities exchange or on the NASDAQ National Market System.

         In the event the Company terminates Employee's employment without Cause (as hereafter defined), the reference to two consecutive years appearing in the preceding sentence shall be changed

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to nine consecutive months. For purposes of this letter agreement "Cause" shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its customers or suppliers, (ii) conduct tending to bring the Company substantial public disgrace or disrepute,
(iii) substantial and repeated refusal to perform duties as reasonably directed by the Board, or (iv) gross negligence or willful misconduct with respect to the Company.

         2. Employee agrees not to solicit the employment of or engage or employ any of the employees of TriZetto at any time during Employee's employment with the Company, and for a period of three years following the termination thereof.

         3. Employee covenants that neither Employee, nor any affiliate of Employee, shall use for his, her or their benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, other than TriZetto, any confidential information regarding the business methods, business policies, procedures, techniques, trade secrets, software, products, customer lists or other knowledge or processes used or developed, prior to the Closing Date, by TriZetto, or other information concerning the Business of which TriZetto or Employee became aware prior to the Closing Date. The foregoing restrictions shall not apply to (a) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, or (b) the disclosure of information required pursuant to a subpoena or other legal process; provided that the party required to disclose such information shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure as soon as reasonably practicable after receipt thereof, as permitted by applicable law, and the Company shall have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by Employee.

         4. Employee acknowledges that the restrictions contained in Paragraphs 1 and 2, in view of the nature of the Business and the involvement of Employee in the Business, are reasonable and necessary in order to protect the legitimate interests of TriZetto, and that any violation thereof would result in irreparable injuries to TriZetto. Therefore, Employee acknowledges and agrees that, in the event of a violation by Employee of any of the restrictions contained in Paragraphs 1 or 2 above, the Company shall be entitled to seek and obtain from any court of competent jurisdiction (and without having to join any other party in such action) temporary, preliminary and permanent injunctive relief, in addition to any other rights or remedies to which it or they may be entitled and Employee hereby consents to the issuance of such injunction or grant of such specific performance. In any action or proceeding to enforce the provisions of this Agreement, Employee expressly waives the defense that a remedy of damages will be adequate for a breach of Employee's duties under this Agreement.

         5. It is expressly agreed by Employee that if in any judicial proceeding the geographic coverage of the covenant contained in Paragraph 1 hereof or either of the respective periods of time specified in Paragraphs 1 and 2 hereof should be adjudged unreasonable, then such geographic coverage or such period or periods of time, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions in Paragraph 1 and 2 to the fullest extent permitted under applicable law.

         6. The rights of the Company hereunder shall inure to, and the obligations of Employee hereunder shall be binding on, their respective heirs, representatives, successors and assigns.

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         7. In the event of a controversy, claim or dispute between any of the parties hereto arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys' fees, expenses and costs.

         8. This Agreement shall be covered by and construed in accordance with the laws of the State of California, without regard to its conflicts of law rules. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute on and the same instrument.

         9. Neither this Agreement, nor any of the terms or conditions of this Agreement, may be waived, amended or modified except by means of a written instrument duly executed by the parties to be charged therewith. No waiver of any provision, performance or default hereunder in any instance shall be construed as a continuing waiver of such provision, performance or default or a waiver of any other provision, performance or default or a waiver of any future performance or default.

         10. This Agreement, together with the provisions of the Merger Agreement making reference hereto, contain all of the agreements of the parties with respect to, and supersede all other agreements, written or oral, between the parties relating to, the subject matter of this Agreement.

         11. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Merger Agreement.

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         THIS NON-COMPETITION AGREEMENT has been duly executed by the parties hereto as of the date and year first above written.

                           "EMPLOYEE"

                            _____________________________________________



                           "COMPANY"

                            THE TRIZETTO GROUP, INC.,
                            a Delaware corporation


                            By: _________________________________________


                            Name: _______________________________________


                            Title: ______________________________________